Exhibit 99.1

ChromaDex® Receives $750,000 Cash from Previous Sale of its BluScience™ Line

IRVINE, Calif., Dec. 3, 2014 – ChromaDex® Corp. (OTCQX: CDXC), an innovative natural products company that provides proprietary ingredients and science-based solutions to the dietary supplement, food and beverage, cosmetic and pharmaceutical industries, announced today that it has received a cash payment of approximately $750,000 for the shares of NeutriSci International Inc. (“NeutriSci”), that the company received as part of its prior transaction with NeutriSci.

In March 2013, ChromaDex closed on the sale of its BluScience™ consumer product line to NeutriSci. The sale of the BluScience™ line allowed ChromaDex to hone its focus on growing the sales of its ingredient business, as well as accelerating the development of its novel ingredient pipeline. ChromaDex expects to continue to generate revenue from this relationship through its 6 percent royalty agreement on future net sales of BluScience™ products and its supply agreement with NeutriSci on ChromaDex’s patented pTeroPure® pterostilbene ingredient.

Frank Jaksch, Jr., CEO and co-founder of ChromaDex, commented, “The $750,000 resulting from our 2013 sale of the BluScience™ line strengthens our balance sheet and, in particular, our cash position.  Coupled with our recent $5.0 million in debt financing from Hercules Technology Growth Capital, we believe that we are well positioned to fund our operations at least through 2015, as our business transitions to cash flow positive and profitability.”

ChromaDex’s product portfolio includes scientific ingredients that have demonstrated multiple health benefits, including NIAGEN® and PURENERGY®, both of which are undergoing clinical trials. In its most recent quarterly earnings report, ChromaDex reported a 160 percent year-over-year increase in its ingredient sales.

 “We continue to see strong demand for our novel ingredient technologies, especially our NIAGEN® nicotinamide riboside, and we expect both revenue growth and business development activity to continue to increase in 2015,” Jaksch added.

About ChromaDex:

ChromaDex is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model that utilizes its wholly owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting). The company provides seamless science-based solutions to the nutritional supplement, food and beverage, animal health, cosmetic and pharmaceutical industries. The ChromaDex ingredient technologies unit includes products backed with extensive scientific research and intellectual property. Its ingredient portfolio includes pTeroPure® pterostilbene; ProC3G®, a natural black rice containing cyanidin-3-glucoside; PURENERGY®, a caffeine-pTeroPure co-crystal; and NIAGEN®, its recently launched branded nicotinamide riboside, a novel next-generation B vitamin. To learn more about ChromaDex, visit www.chromadex.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Company Contact:

Laura Kelly, Executive Assistant 949-419-0288laurak@chromadex.com

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